SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  February 15, 2008

ADVANCED CELL TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-50295	87-0656515
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

381 Plantation Street Worcester, Massachusetts 01605
(Address of principal executive offices, including zip code)

(510) 748-4900
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CAR 240.13e-4(c))

ITEM 1.01                                       Entry into a Material Definitive Agreement.

Effective February 15, 2008, in exchange for $1,000,000 in the form of a Secured & Collateralized Promissory Note (the “JMJ Note”) issued by JMJ Financial to Advanced Cell Technology, Inc. (the “Company”), the Company issued and sold an unsecured convertible note (the “ACT Note”) to JMJ Financial in the aggregate principal amount of $1,200,000 or so much as may be paid towards the balance of the JMJ Note. The ACT Note bears interest at the rate of 10% per annum, and is due by February 15, 2010. At any time following the effective date of the ACT Note, the holder may at its election convert all or part of the ACT Note plus accrued interest into shares of the Company’s common stock at the conversion rate of the lesser of: (a) $0.38 per share, or (b) 80% of the average of the three lowest trade prices in the 20 trading days prior to the conversion. In connection with the issuance of the ACT Note, the Company entered into a Collateral and Security Agreement dated as of February 15, 2008 with JMJ Financial pursuant to which JMJ Financial granted the Company a security interest in certain of its assets securing the JMJ Note. The Company has drawn down and received the following amounts under the ACT Note:

•                  On March 17, 2008 - $60,000 for a net purchase price of $50,000 (reflecting a 16.66% original issue discount).

•                  On June 17, 2008 - $60,000 for a net purchase price of $50,000 (reflecting a 16.66% original issue discount).

Pursuant to the Use of Proceeds Agreement entered into in connection with the issuance of the ACT Note, the Company is required to use the proceeds from the Note solely for research and development dedicated to adult stem cell research.

ITEM 4.02                                       Non-reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

In mid-May 2008, the Company discovered that certain financial statements of the Company did not properly account for discounts and deferred issuance costs on convertible debentures issued in 2005, 2006 and 2007. On June 24, 2008 the Company’s management and the Audit Committee of its Board of Directors determined that the consolidated balance sheets, consolidated statements of stockholders’ deficit and related notes to consolidated financial statements included in the consolidated financial statements and information contained in the Company’s Form 10-KSB filed with the Securities and Exchange Commission on April 18, 2008 for the year ended December 31, 2007 and the Company’s Quarterly Reports on Form 10-QSB for the quarterly periods ended March 31, 2007, June 20, 2007, and September 30, 3007 should no longer be relied upon as a result of such accounting errors.

The Company incorrectly amortized discounts and deferred issuance costs over periods longer than the weighted average life of the instruments with the result that the discounts and debt issuance costs should have been charged to interest expense more rapidly than reported (the “Amortization Error”).   The Company also incorrectly calculated the weighted average shares used in calculating basic and diluted earnings per share for the twelve month period ended December 31, 2007. The actual weighted average shares were approximately 20.2 million higher than reported (“Share Count Error”).

The Company’s current auditor, Singer Lewak Greenbaum & Goldstein LLP, has not yet reviewed the matters described above, and has indicated that it will do so following review by the auditor of the Company who was engaged at the time the error occurred.  Following the correction of the errors reported in this Item 4.02, the Company will restate its consolidated financial statements for the affected period and amend all periodic reports filed during the affected period.

Prior to learning of the error described above, the Company was in the process of preparing amendments and restatements to correct the error further described on the Company’s Form 8-K filed on March 27, 2008, and amended on April 7, 2008 (the “Warrant Valuation Error”).   The periodic reports affected by the Amortization

Error, the Share Count Error and the Warrant Valuation Error will be amended and restated concurrently. The Company intends to file amendments to all such periodic reports as soon as practical.

In addition, the Company anticipates amending its disclosures regarding its Control and Procedures in each of the periodic reports identified above.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ADVANCED CELL TECHNOLOGY, INC.

	By:	/s/ William M. Caldwell, IV
William M. Caldwell, IV
Chief Executive Officer

Dated: June 27, 2008